Exhibit 10.19

DESCRIPTION OF EMPLOYMENT AGREEMENT WITH C. HUNTON TIFFANY

In connection with his retirement from full-time employment with Bankshares as Chief Executive Officer, effective June 30, 2004, Mr. Tiffany agreed to serve as the non-executive Chairman of the Boards of Directors of both Bankshares and TFB, and to perform specific duties for Bankshares and TFB on a part-time basis. In connection with Mr. Tiffany’s part-time work for Bankshares and TFB, Mr. Tiffany receives an annual base salary of $82,618. Mr. Tiffany does not receive any additional cash compensation for his Bankshares and TFB director duties, but does participate in the non-executive directors’ stock compensation plan. Mr. Tiffany also receives certain welfare benefits that are generally available to other part-time employees of TFB. Mr. Tiffany’s duties under this part-time employment include: overseeing the corporate governance and board development function and serve as the Chair of the Corporate Governance Committee of Bankshares and TFB; overseeing the development of Bankshares’ and TFB’s strategic planning processes; representing Bankshares and TFB to customers, shareholders, community organizations and local government; and sitting on Bankshares’ Executive Committee and TFB’s Executive Committee, Trust Committee, and Investment/ALCO Committee. This part-time arrangement is not based on any formal written contract, but Bankshares and TFB anticipate that this specific arrangement (and general annual salary amount) will continue through May 2007.